                                                                    EXHIBIT 99.1
Contacts:  Rebecca Metzger
           Marketing Communications
           Harbinger Corporation
           Phone:   404-467-3211
           E-Mail:  rmetzger@harbinger.com
           Internet: www.harbinger.com

For Immediate Release....
                 HARBINGER CORPORATION COMPLETES ACQUISITION
                  AND INTEGRATION OF HARBINGER NET SERVICES

         ATLANTA - (January 2, 1997) - Harbinger Corporation (NASDAQ:HRBC), today announced the completion of the purchase of 100% of the equity in its Harbinger NET Services (HNS) subsidiary. Harbinger announced last October that it would acquire the 30% equity interest in Harbinger NET Services currently owned by BellSouth Telecommunications, Inc. and other minority shareholders for approximately $7.2M in consideration. Those plans have been executed on schedule.
         "Harbinger is better positioned to compete in the marketplace as a result of this acquisition in two significant ways," began Tycho Howle, Harbinger Corporation Chairman and Chief Executive Officer. "First, we have eliminated the potential organizational confusions between Harbinger and Harbinger NET Services. Second, the marketplace has indicated to us that we need to deliver solutions which broaden the level of participation among their trading partners. We believe that the Internet represents a key missing link in the equation. With the acquisition now complete, Harbinger Corporation's entire product line will utilize the rich Internet-based offerings developed by HNS in order to meet this Internet connectivity requirement. In short, Harbinger begins 1997 positioned to deliver the strongest set of electronic commerce products and services in the industry."
         Howle added, "We would like to take this opportunity to express our gratitude to our joint venture partner, BellSouth, for their participation in the HNS venture and for their cooperation in putting HNS and Harbinger Corporation back together. Their involvement and support played a key role in enabling us to create this new venture on the scale we undertook," Howle added. BellSouth remains an important customer of Harbinger Corporation, and with this transaction, becomes a significant shareholder.
         The HNS products have now been integrated into Harbinger Corporation's total product offering. This allows Harbinger Corporation to address the entire electronic commerce market with specific products and services targeted at defined niches. These market segments range from the largest users of electronic commerce to those smaller businesses whose transaction volumes warrant a simple, low-cost solution.
         The new Web-based EDI service from HNS, Harbinger Express, which was designed for companies that exchange smaller quantities of business documents, becomes Harbinger's entry-level EDI offering. Meanwhile, Harbinger's flagship desktop product, TrustedLink Commerce, is now complemented by the HNS product TrustedLink Guardian, enabling companies to securely send EDI documents via the Internet.

Harbinger's enterprise-level EDI solutions, TrustedLink Enterprise, are similarly Internet-enabled with the HNS TrustedLink Guardian offering.
         Regarding the company's network solutions, the Harbinger Value-Added Network (VAN) is now fully integrated with the Internet Value-Added Server
(IVAS) architecture developed by HNS, allowing customers to seamlessly and securely route messages between the Internet and Value-Added Networks. In addition, Harbinger continues to have success with HNS's TrustedLink INP, the industry's easiest Web site creation and management offering which empowers small to mid- sized businesses to establish their own instant net presence.
         From the human resource perspective, Howle noted, "As we anticipated, we have retained all fifty-five HNS employees. HNS had a highly qualified, motivated and talented team and we are pleased that they have all remained with the company. Integration has occurred at all levels. Among the new assignments: HNS president James Davis has assumed the role of President of Harbinger's Network and Mass Deployment division, which develops and markets the company's desktop EDI products as well as its Value-Added Network. Bob Geiger, formerly HNS Vice President of Development and Operations, has become General Manager of the Network Solutions Division. Ron Rosenthal, HNS's Director of Strategic Relations, has been appointed Director of Product Management in the Harbinger Enterprise Solutions division, where he is responsible for developing marketing programs for enterprise wide IVAS (Internet Value-Added Server) solutions. Dennis Freeman, who headed HNS's Product Management and Marketing group, takes the role of Senior Director for Product Management and Marketing, with responsibility for the combined company's desktop EDI products.
         Harbinger Corporation is one of the largest electronic commerce providers in the world, with more than 23,000 billable subscribers and more than 39,500 active mailboxes on its global value-added network. In addition to millions of electronic data interchange transactions, over 1.5 billion dollars in Automated Clearing House (ACH ) transfers flow through the Harbinger network each month. Since 1988, Harbinger has been dedicated to providing the electronic commerce industry with comprehensive EC/EDI software solutions for MVS(R), AS/400(R), Windows NT(R), UNIX, Windows(R) 95, Windows(R) 3.x and DOS. Harbinger offers worldwide service and support.
         Harbinger's corporate headquarters are located in Atlanta, Harbinger's Enterprise Solutions Division is headquartered in Dallas, and the company's European operations are in several countries including The Netherlands and Germany.
         For additional information on Harbinger, please visit our site on the World Wide Web at http://www.harbinger.com.
                                      ###

Harbinger and TrustedLink are trademarks or registered trademarks of Harbinger Corporation. All other company and product names referenced herein are trademarks or registered trademarks of their respective owners.





                                       20